EXHIBIT 99-B.8.20

                   AMENDMENT TO FUND PARTICIPATION AGREEMENT



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                             EX-99-B.8.20

              AMENDMENT TO FUND PARTICIPATION AGREEMENT

          This Amendment is made as of October 8, 1998, by and among JANUS ASPEN SERIES (the "Trust") and NORTHERN LIFE INSURANCE COMPANY (the "Company").

                              BACKGROUND
                              ----------

          A. This Trust and the Company are parties to a Fund Participation Agreement dated August 8, 1997 (the "Agreement").

          B         The parties wish to amend the Agreement as follows:

                              AMENDMENT
                              ---------

          For good and valuable consideration, the receipt of which is acknowledged, the parties agree

          1. That ARTICLE III, Representations and Warranties, 3.2 shall be deleted in its entirety and replaced with the following:

                    The Company represents and warrants that each Account (1) has been registered or, prior to any issuance or sale of the Contracts, will be registered as a unit investment trust in accordance with the provisions of the 1940 Act or, alternative (2) has not been registered in proper reliance upon the exclusion from registration under Section 3(c)(11) of the 1940 Act.

          2. The Agreement, as modified by this Amendment, is ratified and confirmed.

NORTHERN LIFE
INSURANCE COMPANY                                JANUS ASPEN SERIES

By:        /s/  Richard R. Crowl                 By:    /s/  Bonnie Howe
          ---------------------------                  -------------------------
Name:      Richard R. Crowl                             Bonnie M. Howe
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Title:     Sr. VP & General Counsel                     Assistant Vice President
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